Exhibit 99.1

VAALCO Energy Announces Approval of Avouma Development Plan, Signs FPSO
Contract Extension and Spuds Wildcat in Southern Gabon

HOUSTON, May 3 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), (the “Company”) announced it has received approval from the Government of Gabon to proceed with the development of the Avouma field, which was discovered last July 2004. The EAVOM-1 well tested 6,600 barrels per day on a 40/64’s inch choke from the Gamba sandstone. The Avouma field is adjacent to the previously discovered South Tchibala field found by Gulf Oil in 1978. With the additional reserves discovered by the EAVOM-1 well, the combined accumulations are deemed commercial.

Plans call for the installation of a platform and drilling of two development wells to produce the South Tchibala/Avouma accumulations. The platform will be tied back via a pipeline to the floating production, storage and offloading facility (“FPSO”), which is currently servicing the Etame field. The estimated cost of the development is approximately $65 million for the platform, wells and pipeline ($19.5 million net to VAALCO). Production from the development is expected to commence in the second quarter of 2006.

To ensure the availability of the FPSO to produce Etame, South Tchibala and Avouma, the Company signed a contract extension as operator with the FPSO owners. The extension allows the consortium to keep the FPSO through 2012, and gives the consortium the option to purchase the FPSO at the end of the contract on favorable terms. The Company’s independent reserve engineers report has the fields producing until at least 2015. The contract extension provides for annual reductions in the day rate for the FPSO in each year of the term. As a result of signing the extension, VAALCO has commenced certain modifications of the tanker to allow for gas lifting of the Etame wells, and will perform future activities to expand the capacity of the tanker to handle additional production.

Separately, and as previously announced, VAALCO has spudded the EAVSM-1 wildcat well on a prospect south of the Avouma field. The well will test a separate Gamba sandstone structure adjacent to the existing Avouma discovery. Total depth of the well is anticipated to be approximately 8,800 feet, and should take 30 days to drill.

Mr. Robert Gerry, Chairman and CEO of the Company stated, “VAALCO and its partners continue to aggressively pursue maximizing the potential of the Etame Marin permit. Upon completion of our exploration well, we will move the rig to the Etame field to drill and complete the Etame 6H well. Production from that well should commence in July 2005.”

The Company’s subsidiary VAALCO Gabon Etame, Inc. operates and owns a 28.07% interest in the Etame Field. Other field partners are Pan-Ocean Energy Corporation Limited (31.36%), Sasol Petroleum West Africa (Ltd.) (27.75%), Sojitz Etame Limited (2.98%), PetroEnergy Resources Corp. (2.34%) and Tullow Oil plc (7.5%).

VAALCO Energy, Inc. will hold an investor conference call Wednesday, May 4, 2005 at 10:00 a.m. (Central time). Interested parties may participate by dialing 1 (888) 545-0687. International parties may dial 1 (630) 691-2764. Please be prepared to provide the following information to gain access to the conference call:

Confirmation Number:	11611552
Host Name:	Russell Scheirman
Company:	VAALCO Energy, Inc.

Conference call replay will be available beginning 1 hour after the conference is over and will run through June 5, 2005 by dialing 1-877-213-9653 and entering the pass code 11611552#. International parties may dial 1 (630) 652-3041 and entering the pass code 11611552#.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                        05/03/2005
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050215/VAALCOLOGO
                    AP Archive:  http://photoarchive.ap.org
                    PRN Photo Desk; photodesk@prnewswire.com /